EXHIBIT 10.15

                      UNIVERSAL CORPORATION

            OUTSIDE DIRECTORS' 1994 DEFERRED INCOME PLAN

   Universal Corporation (the "Sponsor") hereby establishes a non-qualified deferred compensation program for its non-employee directors (the "Outside Directors"). The following shall constitute the terms and conditions of the Outside Directors'
1994 Deferred Income Plan, effective October  1, 1994.

A.  Purpose and Administration

   1. Statement of Purpose. The purpose of the Outside Directors' 1994 Deferred Income Plan (the "Plan") is to provide the Outside Directors of Universal Corporation with recurrent opportunities to defer receipt of a portion of their compensation. Such deferrals, until a date certain in the future, would apply to amounts which otherwise would be payable currently.

   2. Top Hat Plan. The Sponsor intends that the Plan constitute an unfunded "top hat" plan maintained for the purpose of providing deferred compensation to Outside Directors, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder ("ERISA"). This plan shall not cover any person who is, or becomes, an employee of the Sponsor, or its affiliated entities.

   3. Plan Administration. Full power and authority to construe, interpret and administer the Plan and to change requirements for eligibility and investment options shall be vested in the Executive Committee of Universal Corporation (the "Committee"). The Committee shall have the authority to make determinations provided for or permitted to be made under the Plan and to establish such rules and regulations, if any, that the Committee deems necessary and appropriate for the ongoing administration and operation of the Plan.

B.  Eligibility

   4. Eligible Persons. Participants in this plan shall consist solely of the Outside Directors (individually or collectively sometimes referred to herein as "Participant" or "Participants").

C. Deferral Elections

   5. Agreements. The initial deferral agreement (the "Initial Agreement"), in the form approved by the Committee and attached to this Plan as Exhibit A, shall be executed by the Sponsor and each Participant to effectuate the deferrals described in
        Section 6(a) below. Subsequent deferral agreements (the "Subsequent Agreements"), in the form approved by the Committee, shall be executed by the Sponsor and each Participant to effectuate the deferrals described in Section 6(b) below (the Initial Agreement and the Subsequent Agreements are collectively referred to herein as the "Deferral Agreements"). Execution of the Deferral Agreements between the Sponsor and each Participant shall constitute the sole means for each Participant to effectuate deferral elections of compensation pursuant to the Plan. For purposes of this Plan, compensation shall mean any director's fees, including retainers and fees for Board and committee meetings (collectively, "Compensation").

   6.    Deferral Elections.

    (a) Initial Deferral. Each Participant may elect in writing to defer an amount of Compensation up to a maximum of one-hundred percent (100%) for the initial deferral period of October 1, 1994 through September 30, 1995 (the "Initial
        Deferral Period").

    (b) Subsequent Deferrals. Each Participant may elect in writing to defer an amount of Compensation up to a maximum of one hundred percent (100%) for subsequent October 1 to September 30 Plan Year deferrals (the "Subsequent Deferral Period"). The election with respect to Compensation for the Subsequent Deferral Period shall be made in the month of September prior to the October 1 beginning of the Sponsor's Plan Year.

    (c) New Participant Deferrals. Any new Outside Director who is eligible to participate in the Plan subsequent to the Plan's commencement date of October 1, 1994, may elect to defer compensation within (i) thirty (30) days from the date on which he or she first becomes eligible to participate or (ii) during the next regular September deferral election period.

D.  Deferral Accounts

   7. Deferral Account. The Sponsor shall establish a deferral account in the name of each Participant on its books and records which shall reflect the amount of actual deferrals plus any earnings and less any losses thereon (the "Adjustment") as described in Section 9 hereinafter as an unfunded liability of the Sponsor to the Participant (the actual deferrals plus or minus the Adjustment is collectively referred to herein as the "Deferral Account").

   8. Irrevocability of Deferral Elections. Once a Participant elects to defer Compensation pursuant to the terms of a Deferral Agreement, including elections as to amount, timing and method of payout, such election shall be irrevocably binding upon the Participant.

   9. Investment Options. The Sponsor has selected the following initial investment funds which may be modified from time to time by the Committee: Oppenheimer Capital Appreciation Fund, Oppenheimer Global Fund, Massachusetts Mutual Equity Fund, Massachusetts Mutual Bond Fund, and Massachusetts Mutual Money Market Fund (the "Investment Options"). Participants shall annually designate in September how their deferrals are to be hypothetically invested among the Investment Options. The Sponsor shall use the Participant's Investment Option designations to calculate the Adjustment component of the Deferral Account. The Participant may each September change his or her investment election designation both as to amounts then in the Deferral Account and future amounts to be allocated to the Deferral Account. If a Participant changes his or her Investment Option designation for either amounts then in the Deferral Account or future amounts to be allocated to the Deferral Account, then such change shall supersede the previous designation effective as of the last day of the month after the date of the changed election. The Sponsor shall begin crediting the Participant's Deferral Account with the amount deferred by Participant on the last day of the month in which the Compensation would have otherwise been paid. As to the applicable amount distributed, the Sponsor shall cease crediting or debiting Adjustments to the Participant's Deferral Account on the last day of the month of the applicable distribution event set forth in Sections 10, 11, 12 or 13 (the "Valuation Date").

        Allocation of investment selections shall be made among the Investment Options. A Participant shall have absolutely no ownership interest in any Investment Option. The Sponsor may, but is not required to, invest the amounts represented by the Deferral Accounts in the Investment Options. The Sponsor shall be the sole owner of any funds invested in any such Investment Option, as well as all amounts accounted for in the Deferral Accounts, all of which shall at all times be subject to the claims of the Sponsor's general unsecured creditors.

E.  Distributions

        10. Pre-Deferral Irrevocable Payout Election. A Participant may irrevocably elect to receive the distribution of the Deferral Account, as follows:

    (a) In a one-time partial distribution of a specified amount on a specified future date that is more than five (5) years from the date of execution of the Deferral Agreement with the remainder to be distributed in accordance with subsection (c) or
        (d), and with such partial distribution to be made on or before the fifteenth day of the month following the specified date; and/or

    (b) In a lump sum distribution of the entire Deferral Account on a specified future date that is more than five (5) years from the date of execution of the Deferral Agreement with payment made on or before the fifteenth day of the month following the specified date; or

    (c) Upon termination of service as an Outside Director, in a lump sum distribution on or before the fifteenth day following the Valuation Date; or

    (d) Upon termination of service as an Outside Director, in annual payments for a period of up to fifteen (15) years beginning on or before the fifteenth day following the Valuation Date, and, on each subsequent anniversary date thereafter.
        Under this method, for example, assuming a fifteen year payment election, the first year distribution will equal one-fifteenth (1/15) of the total Deferral Account, the second year distribution will equal one-fourteenth (1/14) of the remaining Deferral Account, and so forth.

        Notwithstanding the Participant's irrevocable election, the distribution of the Deferral Account to a Participant shall be accelerated in the event of death (Section 11) or a Change of Control, as defined hereinafter (Section 12), and may be accelerated in the event of death an Unforeseeable Emergency, as defined hereinafter (Section 13).

    11. Payment in Event of Participant's Death. In the event a Participant pre-deceases his or her election date for payment of the Deferral Account or has not received all of his or her payments, the method of payment shall be a lump sum distribution to the beneficiary designated by the Participant on or before the fifteenth day following the Valuation Date.

        Each Participant shall designate in writing a beneficiary to whom benefits hereunder are to be paid, if the Participant dies prior to receiving his or her entire Deferral Account. A Participant may change his or her beneficiary designation at any time by filing a revised beneficiary designation form with the Committee.

    If a Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries predecease the Participant, or die before the completion of all payments due hereunder, the Sponsor shall pay the Deferral Account to Participant's estate.

    12. Payment in Event of Change of Control. Upon the Occurrence of a Change of Control, as defined below, with respect to both Participants and Outside Directors who are receiving payments hereunder, the Sponsor shall pay the Participant his or her Deferral Account in a lump sum distribution on or before the fifteenth day following the Valuation Date.

    For the purpose of this Plan, a "Change of Control" shall mean:

    (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of Common Stock of the Sponsor (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Sponsor entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Sponsor, (ii) any acquisition by the Sponsor,
        (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Sponsor or any corporation controlled by the Sponsor or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c); or

    (b) Individuals who, as of October 1, 1994, constitute the Board of Directors of the Sponsor (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of the Sponsor, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Sponsor; or

    (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Sponsor (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Sponsor or all or substantially all of the Sponsor's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Sponsor or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, or

    (d) Approval by the shareholders of the Sponsor of a complete liquidation or dissolution of the Sponsor.

    13. Payment in Event of Unforeseeable Emergency.

    (a) A distribution of a portion of the Participant's Deferral Account because of an Unforeseeable Emergency will be permitted only to the extent required by the Participant to satisfy the emergency need. Whether an Unforeseeable Emergency has occurred will be determined solely by the Committee. Distributions in the event of an Unforeseeable Emergency may be made by and with the approval of the Committee upon written request by a Participant.

    (b) An "Unforeseeable Emergency" is defined as a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any event, any distribution under this Section shall not exceed the remaining amount required by the Participant to resolve the hardship after (i) reimbursement or compensation through insurance or otherwise, (ii) obtaining liquidation of the Participant's assets, to the extent such liquidation would not itself cause a severe financial hardship, or (iii) suspension of deferrals under the Plan.

F.  Participants' Rights

    14. Participant Rights in the Unfunded Plan. Any liability of the Sponsor to any Participant with respect to any benefit shall be based solely upon the contractual obligations created by the Plan and the Deferral Agreements (collectively, the "Agreements"); no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Sponsor. No Participant shall have any rights under the Plan other than those of a general unsecured creditor of the Sponsor. Assets segregated or identified by the Sponsor for the purpose of paying benefits pursuant to the Plan, remain general corporate assets, subject to the claims of the Sponsor's general creditors and are not held in trust by the Sponsor for the benefit of Participants.

    15. Non-Assignability.    Except as provided in Section 11, each
        Participant's rights under the Plan shall be non-transferable and non-assignable.

G.  The Sponsor's Reservation of Rights

    16. Termination or Amendment of Plan. The Sponsor retains the right, at any time and in its sole discretion, to amend or terminate the Plan, in whole or in part. Any amendment of the Plan shall be approved by the Board of Directors of the Sponsor, shall be in writing and shall be communicated within thirty (30) days of its adoption to the Participants. Notwithstanding the above, the Committee shall have the authority to change the requirements of eligibility or to modify the Investment Options hereunder. No amendment of the Plan shall substantially impair or curtail the Sponsor's contractual obligations arising from deferral Agreements previously entered into for benefits accrued prior to such amendment. Notwithstanding any other provision herein to the contrary, in the event of Plan termination, payment of Deferral Accounts shall occur not later than the last business day of the third month following the month in which the termination is made effective.

H.  Committee Determinations

    17. Committee Determinations Final. Each determination provided for in the Plan, including a claim hereunder, shall be made in the absolute discretion of the Committee. Any such determination shall be final, binding and conclusive on all persons.

I.  Miscellaneous Provisions

    18. Plan Year.  The Plan Year shall be October 1 through
        September 30.

    19. Tax Withholding. The Sponsor shall withhold from any payment made by it under the Plan such amount or amounts as may be required for purpose of complying with the tax withholding or other provisions of the Internal Revenue Code of 1986, as amended, or the Social Security Act, as amended, or any federal, state or local tax provision, or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

    20. Participant's Incapacity. If, in the Committee's opinion, a Participant or other person entitled to receive benefits under the Plan is in any way incapacitated so as to be unable to manage his or her financial affairs, then the Committee may make such payment(s) into a separate interest-bearing account established for the benefit of and on behalf of the Participant or other recipient, for release at such time as a claim is made by a conservator or other person legally charged with the care of his or her person or of his or her estate. Thereafter, any benefits payable under the Plan shall be made to the conservator or other person legally charged with the care of his or her person or estate.

    21. Independence of Plan. Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other agreement for the provision of services or rights that may exist from time to time between the parties hereto.

    22. Responsibility for Legal Effect. Neither the Committee nor the Sponsor makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan.

    23. Successors, Acquisitions, Mergers, Consolidations.    The
        terms and conditions of the Plan and each Deferral Agreement shall inure to the benefit of and bind the Sponsor and the Participants, and their successors, assigns, and personal representatives.

    24. Controlling Law. The Plan shall be construed in accordance with the laws of the Commonwealth of Virginia to the extent not preempted by laws of the United States of America.